Exhibit 99.1

       Leesport Financial Corp. Reports Quarterly Earnings

     WYOMISSING, Pa., July 22 /PRNewswire-FirstCall/ -- Leesport Financial Corp. (Nasdaq: FLPB - News) reported second quarter 2003 net income of $1,179,000 for the quarter ended June 30, 2003 as compared to $1,123,000 for the same period in 2002, a 5% increase. Net income for the six months ended June 30, 2003 was $2,312,000 as compared to $2,208,000 for the same period in 2002, a 4.7% increase. Included in net income for the three months and six months ended June 30, 2003 are the results of operations from the acquisitions of First Affiliated Investment Group and The Boothby Group, which were both acquired in the second half of 2002.

     Net interest income decreased 2% for the quarter ended June 30, 2003 as compared to the same period in 2002. Net interest income increased 1% for the six months ended June 30, 2003 as compared to the same period in 2002. The decrease in net interest income resulted from an increase in earning assets, which was offset by a decline in the net interest margin to 3.21% on a fully taxable equivalent basis for the second quarter in 2003 as compared to 3.72% for the same period in 2002. Net interest margin for the six months ended June 30, 2003 declined to 3.27% on a fully taxable equivalent basis as compared to 3.60% for the same period in 2002. The net interest margin was negatively impacted during 2003 by high levels of prepayments of higher yielding assets in the current low rate environment. However, this low rate and high prepayment environment has had a positive effect on fees related to our mortgage banking activities which increased 294.4% to $840,000 for the second quarter ended June 30, 2003 as compared to $213,000 for the same period in 2002. Fees related to our mortgage banking activities for the six months ended June 30, 2003 increased 200.41% to $1,460,000 as compared to $486,000 for the same period in 2002.

     Diluted earnings per share were $0.34 on average shares outstanding of 3,418,033 for the second quarter ended June 30, 2003 compared to $0.34 per share on average shares outstanding of 3,274,751 reported for the same period in 2002. For the six months ended June 30, 2003 diluted earnings per share were $0.67 on average shares outstanding of 3,428,702 as compared to $0.68 per share on average shares outstanding of 3,258,919 reported for the same period in 2002. These numbers reflect the 5% stock dividend declared on March 19, 2003.

     Total assets as of June 30, 2003 were $614 million, an annualized increase of 18.2% compared to December 31, 2002. Total loans increased to $359 million and total deposits plus repurchase agreements increased to $445 million, 14.3% and 20.0% annualized increases, respectively, compared to December 31, 2002. Commercial loan growth continued to be strong and increased to $232 million, an annualized increase of 18.7%. Shareholders' equity increased as of June 30, 2003 to $53.9 million from $52.9 million at December 31, 2002, an annualized increase of 3.9%.

     According to Raymond H. Melcher, Jr., Chairman, President, and Chief Executive Officer, "We have been in a prolonged period of falling interest rates and they are at the lowest level they've been in over 40 years. Recently, the Fed Open Market Committee lowered the overnight borrowing rate another 1/4% to 1%, with the continued intent to stimulate economic activity. Lower interest rates are negatively affecting our profitability as the bank's net interest margin is being compressed. However, we have been able to improve profitability by growing our balance sheet; monitoring our expenses; and by generating additional fee income through the cross selling of insurance, investment and other non interest related fee based services. We have also been successful at cross selling our fee based customers into loan and deposit products." Leesport recently entered into an agreement with The Legacy Bank to sell its three most northern offices - Shenandoah, located in Northern Schuylkill County, and Drums and Hazleton, located in Luzerne County. The sale is expected to be completed in September 2003.

     Leesport Financial Corp. is a $614 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

     This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                       LEESPORT FINANCIAL CORP.
                 CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar amounts in thousands, except per share data and percentages)

                            For the Three Months       For the Six Months
                               Ended June 30,             Ended June 30,
                            2003         2002          2003          2002
  Interest income            $7,481        $7,770       $14,609      $15,125
  Interest expense            3,308         3,507         6,495        7,096
    Net interest
      income                  4,173         4,263         8,114        8,029
    Provision for loan
      losses                    375           345           670          660
         Net interest
           income after
           provision for
           loan losses        3,798         3,918         7,444        7,369

  Securities gains,
    net                          85            62           195           62
  Commissions and
    fees from
    insurance sales           2,341         1,038         4,489        2,082
  Mortgage banking
    activities, net             840           213         1,460          486
  Broker and
    investment
    advisory
    commissions and
    fees                        211           185           370          346
  Other income                  727           610         1,392        1,280
    Total other
      income                  4,204         2,108         7,906        4,256

  Salaries and
    employee benefits         3,359         2,260         6,669        4,495
  Occupancy expense             493           391           976           74
  Furniture and
    equipment expense           342           282           643          537
  Other operating
    expense                   2,162         1,539         3,848        2,775
      Total other
        expense               6,356         4,472        12,136        8,581
  Income before
    income taxes              1,646         1,554         3,214        3,044
  Income taxes                  467           431           902          836
     Net income              $1,179        $1,123        $2,312       $2,208

  Per Share Data:
  Basic average
    shares outstanding    3,388,656*    3,250,186*    3,399,325*   3,244,942*
  Diluted average
    shares outstanding    3,418,033*    3,274,751*    3,428,702*   3,258,919*
  Basic earnings per
    share                     $0.35*        $0.34*        $0.68*       $0.68*
  Diluted earnings
    per share                 $0.34*        $0.34*        $0.67*       $0.68*
  Cash dividends per
    share                     $0.16*        $0.15*         0.32*       $0.30*

  Profitability
    Ratios:
  Return on average
    assets                     0.81%         0.88%         0.81%        0.89%
  Return on average
    shareholders'
    equity                     8.89%         9.74%         8.73%        9.40%
  Net interest margin
    (fully taxable
    equivalent)                3.21%         3.72%         3.27%        3.60%

     * References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

      (The 5 % stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)


                       LEESPORT FINANCIAL CORP.
                CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar amounts in thousands, except per share data and percentages)

                                     Asset Quality Data
                                    June 30,        December 31,
                                      2003              2002
Non-accrual loans                    $1,311            $1,230
Loans past due 90 days or more          567                64
Renegotiated troubled debt              109               112
  Total non-performing loans          1,987              1,40
Other real estate owned                   7               121
  Total non-performing assets        $1,994            $1,527

Loans outstanding at end of period $359,204          $335,184
  Allowance for loan losses           4,208             4,182

Net charge-offs to average loans
  (annualized)                        0.36%             0.30%

Allowance for loan losses as
  percent of total loans              1.17%             1.25%

Allowance for loan losses as
  percent of total
  non-performing loans              211.78%           297.44%


                                         Ending Balances
                                    June 30,        December 31,
                                      2003              2002
Assets
Investment securities and
  interest bearing cash            $186,629          $158,207
Mortgage loans held for sale          6,395            20,977
Loans:
  Commercial loans                  231,730           211,922
  Consumer loans                     80,820            73,149
  Mortgage loans                     44,076            49,148
  Other                               2,578               965
Total loans                         359,204           335,184
Earning assets                      552,228           514,368
Total assets                        613,520           562,372

Deposits:
  Non-interest bearing deposits      69,806            60,016
  NOW, Money market & Savings       181,913           168,758
  Time deposits                     169,247           151,059
Total deposits                      420,966           379,833
Short-term borrowings                34,116            34,119
Long-term debt                       80,200            72,200
Mandatory redeemable capital
  securities                         15,000            15,000
Shareholders' equity                $53,937           $52,915

Actual shares outstanding         3,372,829*        3,241,606
Book value per share                 $15.99*           $15.55*

     * References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

     (The 5 % stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)